UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2011

ARTHROCARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-027422	94-3180312
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7500 Rialto Blvd., Building Two, Suite 100

Austin, TX  78735

(Address of principal executive offices, including zip code)

(512) 391-3900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 14e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On April 4, 2011, ArthroCare Corporation (the “Company”) entered into an Office Lease (the “Lease”) with CarrAmerica Lantana, LP (the “Landlord”) whereby the Company agreed to lease two buildings, totaling 136,075 square feet, located at 7000 West William Cannon Drive, Austin, Texas.  Prior to the execution of the Lease, there was no material relationship between the Company or any of its affiliates and the Landlord.

The Lease term is 130 months, commencing on the earlier to occur of the finish-out of the tenant improvements in the premises or the Company’s commencement of business in the premises.  The anticipated commencement date is August 1, 2011.  No rent will be due during the first 10 months of the Lease, after which time the Company shall pay rent at the rate of $16.50 per square foot for the following year, with rent increasing $0.50 per square foot each year thereafter for the duration of the Lease.  The Company has two extension options of five years each, with rent during each extension to be at market rates.

The Company will pay Landlord all operating expenses detailed in the Lease, with increases in controllable operating expenses capped at 4% on a compound cumulative basis.

The foregoing is only a summary of the material terms of the Lease, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the Lease, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2011.

Item 2.05.              Costs Associated with Exit or Disposal Activities.

The Company intends to consolidate certain portions of its California operations in Austin, Texas.  The Company is unable to estimate the costs associated with such consolidation at this time.  The Company expects to provide more information in its Quarterly Report on Form 10-Q for the quarter ending March 31, 2011, or when reasonably available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTHROCARE CORPORATION

Date: April 6, 2011	By:	/s/ David Fitzgerald
David Fitzgerald
President and Chief Executive Officer